UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 20, 2013

Delek US Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 20, 2013, Delek US Holdings, Inc. (the “Company”) announced the closing of an underwritten secondary offering of 9,000,000 shares of its common stock held by Delek Hungary Holding Limited Liability Company (the “Selling Stockholder”), which amount did not include any exercise at the time of closing by the underwriters of their option to purchase up to an additional 1,350,000 shares of common stock (the “Offering”). Such option may be exercised, in whole or in part, at an additional closing at any time on or prior to April 14, 2013. The Company did not receive any proceeds from the sale of the shares of common stock in the Offering. The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-171598) previously filed with the Securities and Exchange Commission (the “SEC”). The Company filed with the SEC a prospectus supplement, dated March 14, 2013, to the accompanying prospectus relating to the Offering.

Concurrently with the closing of the Offering on March 20, 2013, the Company also completed a repurchase of an additional 1,000,000 shares of the Company’s common stock directly from the Selling Stockholder in a private, non-underwritten transaction at a price per share of $37.92 (the “Concurrent Stock Repurchase”), which was equal to the price paid by the underwriters in the Offering. The Concurrent Stock Repurchase was completed pursuant to a stock repurchase agreement, which the Company entered into with the Selling Stockholder on March 12, 2013, pursuant to a $75.0 million common stock repurchase program approved by the Board of Directors of the Company (the “Board”) on March 5, 2013, contingent on the closing of the Offering. The total purchase price of the Concurrent Stock Repurchase was $37,920,000, which was paid out of the Company’s available cash on hand at the closing of the Concurrent Stock Repurchase on March 20, 2013.

Both the Offering and the Concurrent Stock Repurchase have been previously described in the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2013.

Upon the closing of the Offering and the Concurrent Stock Repurchase, the Selling Stockholder owned approximately 36.7% of the Company’s outstanding common stock, and as such the Board determined that the Company no longer qualified as a “controlled company” under the New York Stock Exchange (the “NYSE”) listing standards. As a result, the Board approved certain governance changes effective upon the closing of the Offering on March 20, 2013 that included the restructuring of the committees of the Board and the appointment of the Company’s existing directors who meet the NYSE independence requirements to serve as members of such restructured committees to achieve compliance with the NYSE listing standards within the time frames required.

In addition to other corporate governance changes made by the Board, which are set forth under Item 8.01 below, the Board adopted and approved the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which took effect upon the closing of the Offering on March 20, 2013, in accordance with resolutions adopted by the Board on March 5, 2013. The Bylaws make the following changes to the Amended and Restated Bylaws of the Company as in effect prior to the closing of the Offering (the “previous bylaws”):

•	Advance Notice Provision. The advance notice provision in the Company’s previous bylaws was amended to require disclosure of derivative positions, hedging transactions, short interests, rights to dividends and other similar positions of any stockholder proposing a nomination or stockholder proposal, in order to promote full disclosure of such stockholder’s economic interest in the Company.

•	No Action on Written Consent of Stockholders. The provision of the Company’s previous bylaws authorizing the stockholders to take action on written consent was deleted.

•	Removal of Directors. The Company’s previous bylaws provided that directors may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of the directors. This provision was deleted.

•	Amendment of the Bylaws. The Company’s previous bylaws provided that the bylaws may be altered, amended or repealed by the Board. This provision was amended to authorize the amendment of the bylaws by the Board or the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

The foregoing description of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events.

The disclosure set forth under Item 5.03 above is hereby incorporated by reference into this Item 8.01. In addition to the adoption of the Bylaws, the Board approved certain other corporate governance changes that became effective upon the closing of the Offering. First, the Board formed a Nominating and Corporate Governance Committee effective upon the closing of the Offering. Second, the Board approved the dissolution of the Incentive Plan Committee effective upon the closing of the Offering, whereupon the Compensation Committee assumed the duties and responsibilities formerly assigned to the Incentive Plan Committee. Third, the Board adjusted the memberships of all standing committees of the Board in order to establish fully independent membership, as defined and required by the NYSE listing standards, of all such committees and to reallocate committee workloads in the manner deemed most conducive to effective committee function.

The Board appointed the following individuals to serve as the initial members of the Nominating and Corporate Governance Committee: Carlos E. Jordá, Charles H. Leonard, Philip L. Maslowe and Shlomo Zohar (chairman). In addition, effective upon the closing of the Offering, the following individuals have been appointed to, and designated as, the Compensation Committee: Carlos E. Jordá (chairman), Charles H. Leonard and Shlomo Zohar. Finally, effective upon the closing of the Offering, the Board named the following individuals as the members of the Audit Committee: Philip L. Maslowe (chairman), Charles H. Leonard and Shlomo Zohar. The Board has determined that each of Messrs. Jordá, Leonard, Maslowe and Zohar qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE.

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In addition, the Board also adopted resolutions, contingent upon the closing of the Offering, adopting and approving for submission to a vote of the Company’s stockholders at the Company’s upcoming annual meeting of stockholders certain amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The proposed amendments to the Certificate of Incorporation are as follows:

•	No Action on Written Consent of Stockholders. The Certificate of Incorporation would be amended to provide that action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting and may not be taken by a written consent of the stockholders;

•	Removal of Directors. The Certificate of Incorporation would be amended to provide that any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the Company; except that if the Board, by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board, recommends the removal of a director, such removal may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the Company;

•	Forum Selection. The Certificate of Incorporation would be amended to provide that, unless the Company consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of Delaware law or the Company’s certificate of incorporation or bylaws, or (d) any action asserting a claim against the Company that is governed by the internal affairs doctrine; and

•	Amendment of the Bylaws and the Certificate of Incorporation. The Certificate of Incorporation would be amended to provide that the Company’s bylaws and certain provisions of its certificate of incorporation, as each may be in effect from time to time, could by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class; except that if the Board unanimously recommends an amendment of such specified provisions of the certificate of incorporation to the stockholders, such amendment may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

These proposed amendments to the Certificate of Incorporation will only become effective if approved by the Company’s stockholders at the 2013 annual meeting of stockholders.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Second Amended and Restated Bylaws of Delek US Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2013	DELEK US HOLDINGS, INC.

	By:	/s/ Assaf Ginzburg
	Name:	Assaf Ginzburg
	Title:	Executive Vice President / Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Delek US Holdings, Inc.